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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Pittencrieff Communications, Inc.:


We consent to incorporation by reference in the Registration Statements of Pittencrieff Communications, Inc. on (i) Form S-8 (No. 33-81736 and
No. 33-81738), (ii) Form S-4 (No. 33-83810), and (iii) Form S-3 (No. 333-3356)
of our report dated March 4, 1997, relating to the consolidated balance sheets of Pittencrieff Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Pittencrieff Communications, Inc.



                                            KPMG Peat Marwick LLP


Dallas, Texas
March 27, 1997